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                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 15

CERTIFICATION  AND  NOTICE  OF TERMINATION  OF  REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number   000-17467

        AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP
   (Exact name of registrant as specified in its charter)


 30 East 7th Street, Suite 1300, St. Paul, Minnesota 55101 (651) 227-7333
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                    Limited Partnership Units
  (Title of each class of securities covered by this Form)

                          None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)     [X]
         Rule 12g-4(a)(2)     [ ]
         Rule 12h-3(b)(1)(i)  [ ]
         Rule 12h-3(b)(1)(ii) [ ]
         Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or
notice date:    0

Pursuant to the requirements of the Securities Exchange Act of 1934 AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                           /s/ PATRICK W KEENE
Date: January 6, 2011      By: Patrick W Keene, Chief Financial Officer
                               AEI Fund Management XVII, Inc
                               General Partner